Exhibit 99.1

NEWS RELEASE

GRAY ANNOUNCES CLOSING OF OFFERING OF

$800 MILLION OF 4.750% SENIOR NOTES DUE 2030

Atlanta, Georgia – October 19, 2020. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) announced today that it has completed its previously announced offering of $800 million in aggregate principal amount of 4.750% senior notes due 2030 (the “Notes”) The Notes were issued at par.

The net proceeds from the Notes are being used (i) to redeem all of the Company’s outstanding $525 million aggregate principal amount of 5.125% senior notes due 2024 (the “existing 2024 notes”), (ii) to pay all fees and expenses in connection with the offering, including the redemption premium applicable to the existing 2024 notes, and (iii) for general corporate purposes, which could include the repayment of outstanding debt from time to time.

The Notes are guaranteed, jointly and severally, by each existing and future restricted subsidiary of Gray that guarantees Gray’s existing senior credit facility.

Interest on the Notes accrues from October 19, 2020 and is payable semiannually, on April 15 and October 15 of each year, commencing April 15, 2021. The Notes mature on October 15, 2030.

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs as to our ability to consummate the offering of Notes, the intended use of proceeds thereof, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, each of which is on file with the U.S. Securities and Exchange Commission (the “SEC”), and may be contained in reports subsequently filed with the SEC and available at the SEC’s website at www.sec.gov.

Gray Contacts:

www.gray.tv

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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